EXHIBIT 10.2

March 24, 2025

Stephen Petrarca

Re: SEPARATION & CONSULTING AGREEMENT AND GENERAL RELEASE

Dear Steve:

This letter sets forth the terms of a Separation Agreement and General Release (“Agreement”) between you and AstroNova, Inc. (“AstroNova”).

Your employment with AstroNova will be terminated effective June 28, 2025 (the “Termination Date”). AstroNova will pay you your base salary, less regular deductions through June 28, 2025.

Your duties as Vice President of Operations will cease on April 25, 2025, after which the “Consulting” clause of this agreement will take effect.

TERMS OF AGREEMENT:

1.
Consulting: Effective as of April 25, 2025 and through your termination date of June 28, 2025 (the ‘Consulting Period’), you agree to be available upon request of any executive or Vice President of AstroNova, Inc. to assist with transition of duties related to your role as Vice President of Operations. During the Consulting Period, AstroNova agrees to keep your employment as “active” and pay you your regular biweekly salary during the consulting period. You will also remain eligible to continue participating in your elected health and welfare plan elections as an active employee. Your PTO accrual will cease as of April 25, 2025.

2.
Severance: If you sign this Agreement and do not exercise your right to revoke as set forth in Paragraph 12(e) hereof, AstroNova will pay you your base salary (minus federal, state, and local withholdings and any liens), at your current weekly rate times fifty-two (52) weeks (not including bonuses or other incentives), in weekly payments in accordance with AstroNova’s usual payroll practices. These payments will authorized after the 7 day revocation period in paragraph 12 of this agreement and effective upon the termination date.

3.
Paid Time Off: Whether or not you sign this agreement, any accrued and unused PTO pay will be paid on the next regularly scheduled pay date after the termination date.

4.
Health Benefits: Your current medical coverage will remain in effect through June 30, 2025. You will also have the option of continuing existing coverage following this date. The Company will subsidize 100% of the cost of COBRA coverage for the full length of the severance period, after which you will be responsible for paying the full cost of the premium as provided by COBRA legislation. COBRA information will be sent directly to you from COBRA services provider

5.
Life and AD&D Insurance: Your group term life insurance coverage will terminate as of the Termination Date. You have the option of continuing existing life insurance coverage following this termination, by paying the full costs of the premium as established by Lincoln Financial. Contact Human Resources if you desire conversion information on life insurance. Conversion application must occur within thirty (30) days of when coverage terminates. Business Travel Accident coverage also ceases on the Termination Date. There is no conversion option for the Business Travel Accident coverage.

6.
Contingent upon Board Approval: Performance-based Restricted Stock Units: All outstanding performance-based restricted stock units previously granted to you that have become Earned RSUs(within the meaning of those awards) prior to the Separation Date, which are listed on Schedule A to this letter and which you agree are the only performance-based restricted stock units previously granted to you that have become Earned RUSs(within the meaning of those awards), shall become fully vested and will be settled on [date that is six months and one day after the Separation Date], in accordance with the terms of those awards and Section 409A of the Code . All performance-based restricted stock units that have not become Earned RSUs(within the meaning of those awards) prior to the Separation Date shall terminate on the Separation Date.

7.
Contingent upon Board Approval: Your right to exercise options listed in Schedule A shall be extended to one year from your separation date.

8.
Other Compensation or Benefits: You acknowledge and agree that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, severance or other benefits after the Termination Date.

9.
Confidentiality/No Admission: You agree to keep the existence and all specific terms of this Agreement confidential and you further agree not to disclose any information concerning this Agreement to any person, company, entity or third party other than your attorney, accountant, tax advisor, immediate family and spouse, if married. You and AstroNova also agree that the existence of this Agreement is not an admission by AstroNova that the termination of your employment was in any way wrongful, discriminatory, or violated any law.

10.
Duty to Maintain Confidentiality: You acknowledge that while employed by AstroNova you had access to AstroNova’s confidential and proprietary information and/or trade secrets. You further acknowledge your continuing duty not to disclose, furnish or otherwise make available such information and/or trade secrets to any person, company, entity or third party.

11.
Return of Company Property: You acknowledge that prior to the date of your separation, you will have returned all AstroNova’s property in your possession or control, including, but not limited to, any company credit card (or any credit card on which the company is guarantor), AstroNova’s business files, documents or data in any form, PC Laptop, cell phone with all adapters, fax, printer or other equipment. Further, you agree to repay to AstroNova the amount of any permanent or temporary advances owing on any credit cards of any monies due and owing AstroNova or for which AstroNova is a guarantor.

12.
Waiver and Release of Claims:

a.
In return for the severance set forth in Paragraph 1 above, which you acknowledge is not otherwise owed to you and constitutes a sufficient basis to support this Agreement, you agree on behalf of yourself, your heirs, administrators, successors and assigns, to release and forever discharge AstroNova and its successors and assigns, and each of its current or former employee benefit plans, insurers, directors, officers, agents, attorneys, or employees (hereinafter together “Released Parties”), from any and all claims, causes of action and lawsuits, known and unknown, that you may have or have had against any Released Parties from the beginning of time to the date of your signing of this Agreement, and including those arising from your employment or its termination, whether under any state or federal statute, or under the common law, including but not limited to any claim or lawsuit alleging, by way of example and not limitation: (a) breach of contract, (b) wrongful termination, (c) unlawful or tortuous acts, (d) retaliation, or (e) violation of employment laws, discrimination laws or civil rights laws, such as, but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended, (ii) Title VII of the Civil rights Act of 1964, as amended, (iii) the Americans with Disabilities Act of 1990, as amended, (iv) the Reconstruction Era Civil Rights Acts of 1866 and 1871, as amended (v) the Civil Rights Act of 1991, as amended (vi) the Equal Pay Act of 1963, as amended (vii) the Vocational Rehabilitation Act of 1973, as amended (viii) the Family and Medical Leave Act of 1993, as amended, (ix) the Employee Retirement Income Security Act of 1974, as amended, (x) Rhode Island Fair Employment Practices Act, R.I. GEN LAWS § 28-5-1 et seq.; (xi) Rhode Island AIDS Law, R.I. GEN. LAWS § 23-6-10 et seq.; (xii) Rhode Island Equal Pay Law, R.I. GEN. LAWS § 28-6-17 et seq.; (xiii) Rhode Island Civil Rights of People With Disabilities Law, R.I. GEN. LAWS § 42-87-1 et seq.; (xiv) Rhode Island Domestic Abuse Bias in Employment Law, R.I. GEN. LAWS § 12-28-10; (xv) Rhode Island Discrimination Based on Genetic Testing, R.I. GEN LAWS § 28-6.7-1 et seq.; (xvi) Rhode Island Military Family Relief Act, R.I. GEN LAWS §30-33-1, et seq.; (xvii) Rhode Island Civil Rights Act, R.I. GEN LAWS § 42-112-1 et seq.; (xviii) the Rhode Island Whistleblower Protection Act R.I. GEN LAWS § 28-50-1 et seq.; and any and all other applicable federal, state or local laws or ordinances.

b.
This release shall not waive rights or claims that may arise after the date of execution of this Agreement. Furthermore, this release will not prohibit you from filing a charge or complaint with, communicating with, or cooperating with any investigation of unfair or illegal employment practices by, the United States Equal Employment Opportunity Commission (E.E.O.C.) or Rhode Island Commission for Human Rights. However, you agree that you will not accept any monetary recovery from any charge or complaint filed against the Released Parties before the E.E.O.C. or Rhode Island Commission for Human Rights.

13.
Knowing and Voluntary Agreement: Pursuant to the federal Older Workers Benefit Protection Act of 1990, you acknowledge that:

(a)
you have been advised to consult with any attorney of your choice before signing this Release;
(b)
you understand that you do not waive any rights or claims that may arise after the date this Agreement is executed;
(c)
you are not otherwise entitled to all of the consideration (as set forth herein) you will receive;
(d)
you have been given twenty-one (21) days to consider this Agreement, all or part of which you may waive, and that you have elected to execute this Agreement on this date; and
(e)
you may revoke this Release within seven (7) days by sending written notice of revocation by certified mail to Matthew Cook, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893 and any agreement you have signed will not be effective until that revocation period has expired.

14.
Effective Date: This Agreement shall be effective and enforceable on the eighth (8th) day following the date on which you execute the Agreement, assuming that you do not exercise your right to revoke, as set forth in Paragraph 12(e) hereof.

15.
Severability: The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.
Entire Agreement: You understand that this Agreement represents the entire agreement between you and AstroNova and supersedes any and all prior oral or written agreements or understandings between you and AstroNova concerning your termination or employment. This Agreement may not be altered, amended or modified, except by a further written document signed by you and AstroNova.

17.
Choice of Law and Jurisdiction: The terms of this Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws rules. Each party agrees and consents to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction for purposes of any action, suit or proceeding arising out of or related to this Agreement.

By signing below, you represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Matthew Cook, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893. As noted earlier, this Agreement will not become effective and none of the severance benefits will be paid, until the eighth (8th) day after you sign this Agreement. Should any overpayments be made to you under this Agreement or after a revocation or recession of this Agreement, you are responsible for immediate repayment to AstroNova.

Yours very truly,

/s/ Matthew Cook__________

Matthew Cook

VP of Human Resources & Organizational Development

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST ASTRONOVA BY SIGNING THIS AGREEMENT.

Accepted and agreed to on this ___9th____ day of__April_____________ 2025.

Signature: ___/s/ Stephen Petrarca ________Print Name: Stephen Petrarca

Stephen Petrarca

Witness: ___/s/ Rhonda Wheaton ________ Date: April 9, 2025

Rhonda Wheaton,

Global Manager Comp & Benefits

Witness: ___/s/ Kamaria Hayden ________ Date: April 9, 2025

Kamaria Hayden,

HR Manager

EXHIBIT 10.2

Schedule A

EQUITYHOLDERNAME	AWARDNUMBER	GRANTTYPE	GRANTDATE	GRANTPRICE	TOTALPURCHASEPRICE	SHARES GRANTED	SHARES OUTSTANDING
PETRARCA STEPHENM	10136	ISO	6/4/2018	18.25	191625	10,500	10,500
PETRARCA STEPHENM	10397	PSU	4/7/2021	0	0	2,881	1,078
PETRARCA STEPHENM	10470	PSU	4/18/2022	0	0	2,834	121
PETRARCA STEPHENM	10429	RSU	4/18/2022	0	0	1,417	473
PETRARCA STEPHENM	10507	RSU	3/21/2023	0	0	1,687	562
PETRARCA STEPHENM	10576	RSU	6/10/2024	0	0	1,282	1,282